                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Verado Holdings, Inc.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement no.:

    (3) Filing Party:

    (4) Date Filed:

                             VERADO HOLDINGS, INC.
                     8390 East Crescent Parkway, Suite 300
                       Greenwood Village, Colorado 80111
                                 (303) 874-8010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2001

To the Stockholders of Verado Holdings, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Verado Holdings, Inc., a Delaware corporation (the "Company"), will be held on June 1, 2001, at 8:00 a.m. local time at the Wyndham Denver Tech Center, 7675 East Union Avenue, Denver, Colorado 80237 for the following purposes:

     1. To elect directors to serve until their successors are elected and qualified;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 9, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Jeffrey L. Dykes
----------------------
Jeffrey L. Dykes
Secretary

April 27, 2001
Greenwood Village, Colorado

--------------------------------------------------------------------------------
     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may also vote via the Internet or by telephone. See "Voting Through the Internet or by Telephone" on page 2 of the Proxy Statement.
--------------------------------------------------------------------------------

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                             VERADO HOLDINGS, INC.
                     8390 East Crescent Parkway, Suite 300
                       Greenwood Village, Colorado 80111
                                 (303) 874-8010

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  June 1, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Verado Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 1, 2001, at 8:00 a.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Wyndham Denver Tech Center, 7675 East Union Avenue, Denver, Colorado 80237. The Company intends to mail this proxy statement and accompanying proxy card on or about April 27, 2001 to all stockholders entitled to notice of and to vote at the Annual Meeting.

     In this proxy statement, the Company, Verado, we, us, its and our refer to Verado Holdings, Inc. and its subsidiaries, unless the context otherwise requires. The term Enron refers to Enron Corp. and its direct and indirect subsidiaries collectively. The term Texas Pacific Group refers to Texas Pacific Group and its affiliates and co-investors, including Colony Investors IV, L.P. The Sturm Entities refers to Donald L. Sturm and the entities controlled by him, including: the Sturm Group; Colorado Spectra 1, LLC; Colorado Spectra 2, LLC; Colorado Spectra 3, LLC; and Colorado Spectra 4, LLC.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of Series A Common Stock or Series B Common Stock, as those terms are defined in Proposal 1 below, at the close of business on April 9, 2001, the record date established by the Board, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2001, the Company had outstanding and entitled to vote 5,090,165 shares of Series A Common Stock and 47,483,659 shares of Series B Common Stock.

     Each holder of record of Series A Common Stock on such date will be entitled to ten votes for each share held on all matters to be voted upon at the Annual Meeting other than for the election of the director nominee who will be elected solely based upon the vote of the holders of Series B Common Stock. Each holder of record of Series B Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. No cumulative voting is permitted with respect to any proposal.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered present and entitled to vote at the Annual Meeting and, except with respect to the election of directors who will be elected by the holders of the Series A Common Stock and Series B Common Stock voting together as a single class, will have the same effect as negative votes. With regard to the election of directors by the holders of the Series A Common Stock and Series B Common Stock voting together as a single class, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect on the outcome of the election. With regard to the election of the director by the holders of only the Series B Common Stock, votes may be cast in favor or withheld. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 28, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and form of proxy must submit such proposal or director nomination to the Secretary of the Company not fewer than 60 days before the date of the Company's 2002 annual meeting.

Voting Through the Internet or by Telephone

     Instead of submitting your vote by mail on the enclosed proxy card, you can vote electronically by submitting your proxy through the Internet at http://www.eproxy.com/vrdo/ or by calling 1-800-240-6326. Please note, as discussed below, that there are separate arrangements for voting via the Internet or by telephone depending on whether shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank.

     The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet through Wells Fargo Shareowner Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

For Shares Registered Directly in the Name of the Stockholder

     Stockholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, Wells Fargo Shareowner Services, may vote their shares (1) by submitting their proxy through the Internet at the following address on the World Wide Web: http://www.eproxy.com/vrdo/, (2) by calling 1-800-240-6326 or (3) by mailing their signed proxy card. Specific instructions to be followed by registered stockholders are set forth on the enclosed proxy card. Proxies submitted through the Internet through Wells Fargo Shareowner Services as described above must be received by 12:00 noon EDT on May 31, 2001.

For Shares Registered in the Name of a Brokerage Firm or Bank

     A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. That program is different from the program provided by Wells Fargo Shareowner Services for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares through the Internet in accordance with instructions set forth on the voting form. Specific voting instructions can be found on the proxy card provided by ADP.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 8390 East Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Revocation of Proxies Submitted Through the Internet or by Telephone

     To revoke a proxy submitted through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

                                   PROPOSAL 1
                                   ----------

                             ELECTION OF DIRECTORS

General

     The Company's Board of Directors currently consists of eight directors, seven of whom are elected by the holders of Series A Common Stock and Series B Common Stock voting together as a single class and one of whom is elected by a vote of only the holders of Series B Common Stock. The director nominees listed below who are elected will serve until the next annual meeting of stockholders of the Company and until their respective successors are duly elected and qualified.

Vote Required

     The seven directors to be elected by the holders of the Series A Common Stock and Series B Common Stock, voting together as a class, who receive the most favorable votes of the voting power of the stock represented and entitled to vote, in person or by proxy, at the Annual Meeting will be elected. The director to be elected by the holders of the Series B Common Stock, voting separately as a class, will be elected by a favorable vote of a majority of the shares of Series B Common Stock represented and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, neither abstentions nor broker non-votes will effect the outcome of the election of the seven directors while abstentions will have the effect of negative votes in the election of the director to be elected by the vote of only the holders of Series B Common Stock. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of each of the nominees named below as directors.

     The present Board of the Company has nominated and recommends for election as the directors to be elected by the holders of Series A Common Stock, $.0001 par value per share (the "Series A Common Stock"), and Series B Common Stock, $.0001 par value per share (the "Series B Common Stock"), voting together as a class, the following seven persons:

     Donald L. Sturm; J. Thomas McGrath; James O. Spitzenberger; Melanie L. Sturm; William S. Price, III; John G. Donoghue; and Kevin C. McTavish.

     The present Board of the Company has nominated and recommends for election as the director to be elected by the holders of Series B Common Stock, voting separately as a class, the following person:

     John C. Stiska

Information Regarding the Nominees

     Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. The table below indicates the name, position with the Company and age of each nominee for director as of March 31, 2001:

Name                                 Age  Position                    Director Since
----                                 ---  --------                    --------------
Donald L. Sturm                       69  Chairman of the Board       January 1998
J. Thomas McGrath                     54  President, Chief Executive  December 2000
                                             Officer and Director
James O. Spitzenberger                57  Director                    January 1998
Melanie L. Sturm                      39  Director                    January 1998
William S. Price, III                 45  Director                    March 2000
John G. Donoghue                      35  Director                    April 2000
Kevin C. McTavish                     43  Director                    December 2000
John C. Stiska                        59  Director                    October 1998

     Donald L. Sturm. Mr. Sturm has been Chairman of our board of directors and head of the Chairman's Committee since January 1998. Mr. Sturm served as President of the Company from January 1998 through September 1998, as Chief Executive Officer from March 1998 through September 1998 and as President and Chief Executive Officer from July 2000 through November 2000. Since December 1991, Mr. Sturm has been a private equity investor, with interests in telecommunications, banking and real estate, among others. Mr. Sturm currently serves as chairman of the board of three bank holding companies with nine banks that he owns in the Rocky Mountain area and the Midwest. Mr. Sturm was a member of the group that brought Continental Airlines, Inc. out of bankruptcy in 1993, and currently is a significant stockholder and director of Continental. Prior to December 1991, Mr. Sturm served as Vice Chairman of Peter Kiewit Sons'

Inc., a construction, coal mining and telecommunications company that has made significant investments in other industries. In 1984, Mr. Sturm led Peter Kiewit Sons' $3.5 billion acquisition of The Continental Group Inc. and became the Continental Group's Chairman and Chief Executive Officer, positions he held until Peter Kiewit Sons' sold the Continental Group in 1991. While Vice Chairman of Peter Kiewit Sons', Mr. Sturm participated in decisions to invest in MFS Communications which was taken public in 1993 and sold to WorldCom in 1996 for approximately $14.4 billion. Mr. Sturm owns significant ownership interests in WorldCom, Level 3 Communications, Inc., Hostmark, an operator of internet data centers in Europe, and KAPT, a telecommunications company based in Paris, France.

     J. Thomas McGrath. Mr. McGrath has been the Company's President and Chief Executive Officer since November 6, 2000 and a director since December 2000. Prior to joining Verado, Mr. McGrath served as the President of SBC DataComm, a division of SBC, and one of the nation's largest providers of data, Internet and network integration solutions. During his tenure at SBC, Mr. McGrath oversaw all operations of SBC DataComm, including the sales, design engineering, project management, installation, maintenance and managed services support for all network integration, Web hosting and internet protocol services. Additionally, he has held various executive positions with Sprint and Southern New England Telephone. Mr. McGrath received his M.B.A. in 1979 from the University of New Haven and received a B.S degree from the University of Connecticut in 1974.

     James O. Spitzenberger. Mr. Spitzenberger has been a director of Verado and a member of the Audit Committee since January 1998 and Chairman of the Audit Committee since June 1999. Mr. Spitzenberger has been a private equity investor since July 1996. Prior to July 1996, Mr. Spitzenberger was a Vice President of Peter Kiewit Sons' Inc., which he joined in February 1981. While at Peter Kiewit Sons' Inc., Mr. Spitzenberger served as Director of Taxation. Prior to joining Peter Kiewit Sons' Inc., Mr. Spitzenberger was a tax manager with Arthur Andersen LLP.

     Melanie L. Sturm. Ms. Sturm has been a director of Verado and a member of our Compensation Committee since January 1998. Ms. Sturm is a private equity investor and currently serves on the board of directors of MD Network, a private healthcare concern, and Hostmark, an operator of internet data centers in Europe. From 1990 to 1996, Ms. Sturm served as an Investment Officer at International Finance Corporation, the private sector affiliate of the World Bank. From 1984 to 1988, Ms. Sturm worked in the Mergers & Acquisitions departments of Drexel, Burnham Lambert and Morgan Stanley. Ms. Sturm graduated magna cum laude with a B.A. degree in International Relations and a B.S. degree in Economics from Tufts University and has an M.B.A. degree from INSEAD of Fontainebleau, France. Ms. Sturm is Donald L. Sturm's daughter.

     William S. Price, III. Mr. Price has been a director of Verado and a member of our Compensation Committee since March 2000. Mr. Price was a founding partner of Texas Pacific Group in 1992. Mr. Price currently serves on the board of directors of a number of public companies, including Continental Airlines, Inc., Gemplus S.A., Del Monte Foods, Denbury Resources and numerous private companies. Prior to 1992, Mr. Price was Vice President of Strategic Planning and Business Development for G.E. Capital. From 1985 until 1991 Mr. Price worked for the management consulting firm of Bain and Company, attaining officer status and acting as co-head of the Financial Services Practice. Prior to 1985, Mr. Price was an associate with the law firm of Gibson, Dunn & Crutcher, specializing in corporate securities transactions. Mr. Price is a member of the California Bar and graduated with honors in 1981 from the Boalt Hall School of Law at the University of California, Berkeley. Mr. Price is also a 1978, Phi Beta Kappa graduate of Stanford University.

     John G. Donoghue. Mr. Donoghue has been a director of Verado and a member of our Audit Committee since April 2000. From 1995 to early 2000 Mr. Donoghue was the Senior Vice President of Consumer and Small Business Marketing at Worldcom. In that capacity Mr. Donoghue had responsibility for building and managing some of the most well-recognized and successful brands in telecommunications including MCI 5 Cent Sundays, 1-800-COLLECT, 10-10-321 and 10-10-220. During 1993 and 1994 Mr. Donoghue was MCI's Vice President of Business Marketing with responsibility for developing and managing MCI's business-to-business product portfolio. From 1988 through 1993 Mr. Donoghue held a variety of sales and marketing positions at MCI. Mr. Donoghue graduated summa cum laude from The George Washington University with a degree in International Affairs and Economics.

     Kevin C. McTavish. Mr. McTavish has been a director of the Company since December 2000. Mr. McTavish is a principal of Colony Capital, LLC and is responsible for sourcing new opportunities as well as managing certain existing investments. Previously he was the Chief Operating Officer and Senior Vice President of Colony Advisors, LLC. Prior to Colony he was with the Robert M. Bass Group in Fort Worth, Texas. There he was a founder of Brazos Advisors and Brazos Asset Management. Brazos (now Lone Star Opportunity Fund) is a Dallas based investor with over $5 billion of real estate assets. At Brazos he sourced new opportunities in addition to managing over $500 million of real estate and loans, with an emphasis on work-outs and bankruptcies. He has spent considerable time in Asia over the past three years and led Colony's efforts to establish an office in Japan in 1988. He is a member of the Urban Land Institute, the Samuel Zell Real Estate Center at the Wharton Business School and the Pension Real Estate Association. He received an M.B.A. from the Wharton

School of Business. He earned a B.S. degree from the U.S. Naval Academy where he made the Superintendent's List - an award for the highest achievements in academic, military and athletic performance. Mr. McTavish has been nominated for election to the board of directors of Kennedy-Wilson, Inc., a publicly traded company.

     John C. Stiska. Mr. Stiska has been a director of Verado since September 1997, and was appointed a member of the Audit Committee in June 1999. Mr. Stiska currently is Chairman of Commercial Bridge Capital, LLC. From February 1996 to February 1998, he served as Corporate Senior Vice President and General Manager of the Technology Applications Group of QUALCOMM Incorporated, a leading developer and manufacturer of telecommunications technology. Prior to 1996, Mr. Stiska was President and then Chairman and Chief Executive Officer of Triton Group Ltd., where he worked since 1990. During that time, he also served on the board of directors of Triton's subsidiaries, two of which were publicly traded:
Mission West Properties and Ridgewood Properties, Inc. Mr. Stiska has practiced law for over 25 years, specializing in corporate law, mergers and acquisitions and securities law. Mr. Stiska serves on the board of directors of several companies, including JNI Corp. and Websence, Inc., both of which are publicly traded.

                        INFORMATION REGARDING THE BOARD

Board Meetings

     The Company's Board held twelve meetings during the one year period ended December 31, 2000. During the portion of the last fiscal year that he or she served, no incumbent director attended fewer than 75% of the total number of meetings of the Board or the total number of meetings of any committee on which he or she served.

Committees of the Board

     The Company has three standing committees of the Board: a Chairman's Committee, a Compensation Committee and an Audit Committee. The Company has no nominating committee nor any committee that serves the essential function of a nominating committee.

     Chairman's Committee. Our Chairman's Committee consists of Messrs. Sturm and McGrath. The Chairman's Committee is empowered to conduct all activities that may be conducted by the Board, subject only to limitations imposed by applicable corporation law. The Chairman's Committee convened no meetings during 2000.

     Compensation Committee. Our Compensation Committee consists of Ms. Sturm and Mr. Price. The compensation committee reviews salaries, bonuses and stock options of our executive officers, administers our executive compensation policies, stock option plans and the bonus program and makes recommendations to the board for approval of certain actions. The Compensation Committee held ten meetings during 2000.

     Audit Committee. Our Audit Committee consists of Messrs. Spitzenberger, Stiska and Donoghue. The audit committee is primarily concerned with the effectiveness of our accounting policies and practices, financial reporting and internal controls. Specifically, the Audit Committee makes recommendations to the Board on appointing our independent public accountants; reviews and approves the scope of the annual examination of our books and records; reviews the audit findings and changes recommended by the independent public accountants; monitors the extent to which we have implemented changes recommended by the independent public accountants or the audit committee; and provides oversight with respect to accounting principles to be employed in our financial reporting. The Audit Committee held six meetings during 2000.

     In general, the rules of the National Association of Securities Dealers require that each member of the Audit Committee be "independent" within the meaning of Nasdaq Stock Market Marketplace Rules. Mr. Spitzenberger is affiliated with the Sturm Group and other Sturm Entities. See footnote 10 to the Principal Stockholders table. The Board is aware of Mr. Spitzenberger's affiliation with Mr. Sturm and the entities he controls. Notwithstanding these relationships, due to Mr. Spitzenberger's former status as a certified public accountant, his ongoing involvement with the Company's Audit Committee, and his understanding of the Company's financial and capital structure, the Board, at a Meeting held on February 23, 2001, made the determination that it is in the best interest of the Company and its stockholders that Mr. Spitzenberger remain a member of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

     Until March 3, 2000 Verado's Compensation Committee consisted of Ms. Sturm and Mr. Kevin Garland. During that time Mr. Garland was an officer of an affiliate of Enron, which during 1999 and a portion of 2000 held approximately

44.5% of the Company's equity. Enron subsequently sold all of its common stock and all but 3,000,000 warrants to Texas Pacific Group. Due to this relationship, Mr. Garland had an indirect interest in the arrangements and relationships between Verado and Enron and its affiliates. Mr. Garland was a director appointee of Enron who resigned effective March 3, 2000 upon Enron's sale of the Company's securities to Texas Pacific Group. After March 3, 2000 Verado's Compensation Committee consisted of Ms. Sturm and Mr. Price.

Director Compensation

     Directors who are also our employees receive no directors' fees. Mr. Stiska, one of our non-employee directors, receives a retainer of $1,000 per month and options to purchase 5,000 shares of Series B Common Stock per year under our 1997 Stock Option Plan. Each of the option grants vests annually. Mr. Donoghue, also one of our non-employee directors, receives a retainer of $1,000 per month and received a one-time grant of options to purchase 25,000 shares of Series B Common Stock under the Company's 1997 Stock Option Plan. Half of those options will vest in April 2001 and the other half will vest in April 2002.

     All non-employee directors are reimbursed for their reasonable out-of-pocket travel expenditures. Our directors are also eligible to receive grants of stock options under our 1997 Stock Option Plan and the 1999 Equity Incentive Plan.

     On February 15, 2001 the compensation committee approved the following compensation plan for all non-employee directors:

     Initial Option Grant           25,000 shares with 2 year vesting
     Yearly Option Grant            5,000 shares with 2 year vesting
     Yearly Retainer                $12,000 per year (paid based on attendance)
     Committee Meeting Fee          $250 per meeting attended
     Expenses                       Reimbursement of all reasonable expenses
                                    associated with attendance at Board meetings

The above plan has not yet been implemented.

     The Board of Directors recommends a vote FOR the election of each of the nominees for director.


                                   PROPOSAL 2
                                   ----------

             Ratification of Appointment of Independent Accountants

     The Board has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2001, and recommends that the stockholders vote for ratification of such appointment. Although not required, the Board is submitting the selection of its independent accountants to the stockholders as a matter of good corporate practice. In the event of a negative vote by the stockholders on such ratification, the Board will reconsider its selection. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they choose to do so and will be available to respond to appropriate questions.

            The Board Of Directors recommends a vote FOR Proposal 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock as of March 31, 2001 for:

 .  each person known to us to own beneficially more than 5% of the common stock;

 .  each of our directors;

 .  each of the executive officers named in the summary compensation table below;
   and

 .  all of our directors and executive officers as a group.

                                            Series A                   Series B
                                        Common Stock(1)             Common Stock(1)               Total Common Stock(1)
                                  ----------------------------  -----------------------  ----------------------------------------
                                     No. of                        No. of                  No. of
                                     Shares                        Shares                  Shares                        % of
                                  Beneficially      Percent     Beneficially   Percent   Beneficially     Percent       Voting
                                     Owned         of Class        Owned      of Class      Owned        of Class      Power (1)
                                  ------------     ---------    ------------  ---------  ------------    ---------     ---------

Donald L. Sturm(2)..............     5,000,000       98.0%      18,675,683      32.14%    23,675,683       37.46%        63.00%

Texas Pacific Group(3)..........             0          *       16,634,721      31.55     16,634,721       28.77         16.05

Enron(4)........................             0          *        3,000,000       5.90      3,000,000         5.4          2.96

J. Thomas McGrath(5)............             0          *          196,527          *        196,527           *             *

Sheldon S. Ohringer(6)..........             0          *          100,000          *        100,000           *             *

Kevin C. McTavish (7)...........             0          *                1          *              1           *             *

John Donoghue(8)................             0          *           12,501          *         12,501           *             *

William S. Price, III(9)........             0          *       16,634,722      31.55     16,634,722       28.77         16.05

James O. Spitzenberger(10)                   0          *           25,001          *         25,001           *             *

John C. Stiska(11)..............             0          *           40,001          *         40,001           *             *

Melanie L. Sturm(12)............             0          *           20,601          *         20,601           *             *

David J. Gandini(13)............             0          *          360,935          *        360,935           *             *

Jeffrey L. Dykes(14)............             0          *          100,391          *        100,391           *             *

Scott M. Chase(15)..............             0          *          107,145          *        107,145           *             *

Marion K. Jenkins(16)...........             0          *           17,956          *         17,956           *             *

Douglas L. Kramer(17)...........             0          *           68,928          *         68,928           *             *

All directors and executive
officers as a group
(13 persons)....................     5,000,000       98.0%      36,518,507      56.68     41,518,507       59.73         75.02

------------
  * Less than one percent beneficially owned

(1) In accordance with SEC rules, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants prior to May 30, 2001. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the individuals have sole voting and investment control with respect to the shares beneficially owned by them. Unless otherwise indicated, the business address for each of the individuals or entities listed below is c/o Verado Holdings, Inc., 8390 East Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111. In accordance with SEC rules, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Series A Common Stock and Series B Common Stock as of March 31, 2001 and those shares of Series A Common Stock or Series B Common Stock that may be acquired by such stockholder within 60 days of such date. Consequently, the denominator for calculating such percentage may be different for each stockholder. The table above is based upon information supplied by directors, executive officers and principal stockholders.

(2) Shares listed include: (a) 5,000,000 shares of Series A Common Stock held of record by Colorado Spectra 3, LLC; (b) 1,392,757 shares of Series B Common Stock held of record by Colorado Spectra 1, LLC; (c) 3,236,083 shares of Series B Common Stock held of record by Colorado Spectra 3, LLC;
     (d) 3,333,333 shares of Series B Common Stock held by record by Colorado Spectra 4, LLC; (e) 10,629,509 shares of Series B Common Stock subject to currently exercisable warrants held of record by the Sturm Entities; and
     (f) 84,001 shares of Series B Common Stock held directly by Mr. Sturm. Beneficial ownership of the foregoing shares is attributable to Mr. Sturm because he is the managing member of the Sturm Entities and is therefore deemed to exercise voting power and investment authority with respect to the shares. The address for the Sturm Entities is 3033 East First Avenue, #200, Denver, CO 80206.

(3) Shares listed include (a) 3,592,160 shares of Series B Common Stock held of record by TPG Partners III, L.P.; 1,665,245 shares of Series B Common Stock held of record by T3 Partners, L.P.; 1,754,154 shares of Series B Common Stock held of record by Colony Investors IV, L.P.; and 1,224,524 shares of Series B Common Stock held of record by TPG FirstWorld II LLC; (b) 3,162,555 shares of Series B Common Stock held by TPG FirstWorld I LLC, an affiliate of Texas Pacific Group; and (c) 778,490 shares of Series B Common Stock issuable upon the exercise of warrants held by TPG FirstWorld II; 1,058,678 shares of Series B Common Stock issuable upon the exercise of warrants held by T3 Partners; 1,115,202 shares of Series B Common Stock issuable upon the exercise of warrants held by Colony Investors IV; and 2,283,713 shares of Series B Common Stock issuable upon exercise of warrants held by TPG Partners III. The address for the entities listed above is 301 Commerce, Suite 3300, Fort Worth, TX 76102.

(4) Shares listed include 3,000,000 shares of Series B Common Stock issuable upon exercise of a warrant held by ECT Merchant Investments Corp., an affiliate of Enron. The address for Enron is 1400 Smith Street, Houston, TX 77002.

(5) Shares listed include 116,665 shares of Series B Common Stock subject to currently exercisable options and options which will become exercisable before May 30, 2001.

(6) Shares listed represent 100,000 shares of Series B Common Stock acquired through the exercise of stock options. The address for Mr. Ohringer is 304 Castle Pines Drive South, Castle Rock, CO 80104.

(7) The address for Mr. McTavish is 1999 Avenue of the Stars, Suite 1200, Los Angeles, CA 90067.

(8) Shares listed include 12,500 shares of Series B Common Stock subject to options which will become exercisable before May 30, 2001. The address for Mr. Donoghue is 8390 East Crescent Parkway, Suite 300, Greenwood Village, CO 80111.

(9) Shares listed include an aggregate of 16,634,721 shares of Series B Common Stock held of record by TPG FirstWorld I LLC and a group of investors led by affiliates of Texas Pacific Group. See Note 3 above. Mr. Price is the Vice President of TPG Advisors III, T3 Advisors and certain other entities affiliated with Texas Pacific Group. T3 Advisors is the general partner of T3 GenPar, L.P., which in turn is the general partner of T3 Partners, L.P., and TPG Advisors III, Inc. is the general partner of TPG GenPar III, L.P., which is in turn the general partner of various entities affiliated with Texas Pacific Group. By virtue of his voting control over such entities, Mr. Price may be deemed to be the beneficial owner of such shares. Mr. Price disclaims his beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Price is 345 California Street, Suite 3300, San Francisco, CA 94104.

(10) Excludes shares of Series A Common Stock and Series B Common Stock beneficially owned by the Sturm Entities (described in Note 2). Mr. Spitzenberger, together with trusts established for the benefit of Mr. Spitzenberger's children, owns membership interests in Colorado Spectra 1, LLC; Colorado Spectra 2, LLC; Colorado Spectra 3, LLC; and Colorado Spectra 4, LLC, respectively. Mr. Spitzenberger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Spitzenberger is 3033 East First Avenue, #200, Denver, CO 80206.

(11) Shares listed include: (a) 10,001 shares of Series B Common Stock held directly by Mr. Stiska; and (b) 30,000 shares of Series B Common Stock subject to currently exercisable options. The address for Mr. Stiska is 4275 Executive Square, Suite 350, La Jolla, CA 92037.

(12) Excludes shares of Series A Common Stock and Series B Common Stock beneficially owned by the Sturm Entities (described in Note 2). Ms. Sturm owns membership interests in certain of the Sturm Entities, through a revocable trust of which she is a co-trustee. Ms. Sturm disclaims beneficial ownership of such shares. The address for Ms. Sturm is 3033 East First Avenue, #200, Denver, CO 80206.

(13) Shares listed include: (a) 322,707 shares of Series B Common Stock subject to currently exercisable options or options which will become exercisable before May 30, 2001; and (b) 38,228 shares of Series B Common Stock held directly or beneficially by Mr. Gandini.

(14) Shares listed include: (a) 96,123 shares of Series B Common Stock subject to currently exercisable options or options which will become exercisable before May 30, 2001; and (b) 4,268 shares of Series B Common Stock held directly or beneficially by Mr. Dykes.

(15) Shares listed include: (a) 97,934 shares of Series B Common Stock subject to currently exercisable options or options which will become exercisable before May 30, 2001; and (b) 9,211 shares of Series B Common Stock held directly or beneficially by Mr. Chase.

(16) Shares listed include 17,956 shares of Series B Common Stock held directly or beneficially by Mr. Jenkins and members of his family. The last known address for Mr. Jenkins is 5454 E. Nichols Place, Littleton, CO 80122.

(17) Shares listed include: (a) 65,000 shares of Series B Common Stock subject to currently exercisable options or options which will become exercisable before May 30, 2001; and (b) 3,928 shares of Series B Common Stock held directly or beneficially by Mr. Kramer. The last known address for Mr. Kramer is 11965 Templin Lane, Parker, CO 80138.

Executive Officers

     The following sets forth certain information with respect to the executive officers of the Company as of March 31, 2001:

               Name               Age  Position
               ----               ---  --------
     Donald L. Sturm(1).........   69  Chairman of the Board
     J. Thomas McGrath(1).......   54  President, Chief Executive
                                         Officer and Director
     Steven D. Butler...........   41  Chief Financial Officer
     John M. Harper.............   35  Chief Technology Officer
     David J. Gandini...........   43  Executive Vice President
     Scott M. Chase.............   32  Executive Vice President and Assistant Secretary
     Jeffrey L. Dykes...........   46  Senior Vice President, General
                                       Counsel and Secretary

(1) Biographical information regarding Mr. Sturm and Mr. McGrath is provided above under the caption "Information Regarding the Nominees."

     Steven D. Butler. Mr. Butler has been the Company's Chief Financial Officer since December 11, 2000. He is responsible for Verado's investor relations, accounting, purchasing, financial planning and budgeting, billing and sales commissioning and administration. From 1995 Butler served as Managing Director of Finance and Treasurer of United Pan-Europe Communications N.V. UPC is a subsidiary of United Global Communications, a global broadband communications company and the largest private sector cable television operator in Europe. At UPC, Butler was responsible for all debt and equity financing for corporate and operating properties; cash management functions; derivative products; and investor relations. Additionally, he has held various planning, analysis, receivable and treasury management positions with Phillips Petroleum, Highland Petroleum, MCI Telecommunications and United International Holdings, Inc. Mr. Butler holds a bachelor's degree in accounting and business administration from Southwest Baptist University.

     John Harper. Mr. Harper has been the Company's Chief Technology Officer since January 2, 2001. He is responsible for the Company's information system design, application design and deployment, distributed computing architecture development, and application and systems integration. Most recently, Harper served as vice president of systems engineering for Exodus Communications, a global provider of data centers and managed Web and application services. At Exodus, Harper was responsible for systems engineering and business development and was strategically involved with the Company's launch of professional managed services. Before joining Exodus, Harper consulted for both HotMail and

GeoCities and served in executive positions at Genuity, where he managed the technical deployment of seven data centers, two network operations centers and dual 45 megabits of fully meshed ATM networks. In addition, Mr. Harper managed multi-million dollar projects for Texas Utilities, San Diego Data Processing and Microsoft. Mr. Harper earned a bachelor's degree in computing information systems from North Texas State University.

     David J. Gandini. Mr. Gandini has been with the Company since November 1998 and currently holds the title of Executive Vice President. Mr. Gandini is responsible for the Company's non-core assets and corporate planning. From 1996 to October 1998, Mr. Gandini served in various capacities at ICG Telecom, most recently as Senior Vice President of Wholesale Services and President of Long Distance Operations. During this period, Mr. Gandini directed the construction of a 166-node network, one of the largest voice/data/Internet Protocol domestic networks. Before joining ICG Telecom, Mr. Gandini was the President of Pace Network Services. Mr. Gandini received a B.A. degree in telecommunications from Michigan State University.

     Scott M. Chase. Mr. Chase has been with the Company since October 1998 and currently holds the title of Executive Vice President. In March 1999, Mr. Chase was appointed Assistant Secretary of Verado. Mr. Chase worked in various capacities for ICG Communications from March 1997 to September 1998, most recently as Vice President, Corporate Communications and Government Affairs. Mr. Chase graduated from the University of Colorado in 1991 with a B.A degree in Psychology and a B.A. degree in Communications. Until he joined ICG Communications in March 1997, Mr. Chase served in various government capacities and was actively involved in a number of local, state and federal electoral campaigns, including serving as the Deputy Political Director for the Colorado campaign to elect Clinton/Gore in 1992. Mr. Chase also served as a senior policy and political advisor for several public officials, including U.S. Senator Tim Wirth and former Governor of Colorado Roy Romer.

     Jeffrey L. Dykes. Mr. Dykes has been the Company's Senior Vice President and General Counsel since January 1999 and is responsible for all of the Company's legal affairs. In March 1999, Mr. Dykes was appointed Secretary of Verado. From February 1996 through January 1999, Mr. Dykes served in various capacities in the legal department at ICG Communications, most recently as Assistant General Counsel. From 1991 through 1995, Mr. Dykes served in various positions at the Denver and Regional Offices of the Resolution Trust Corporation, most recently as Senior Attorney. In 1997, Mr. Dykes received a Certificate of Advanced Studies in Telecommunications from University College at the University of Denver. Mr. Dykes obtained his law degree from the University of Denver College of Law in 1981 and graduated cum laude from Western State College of Colorado with a B.A. degree in English.

Executive Compensation

     The following table sets forth all compensation awarded to, earned by or paid to our: (1) Chief Executive Officers; (2) our four other most highly compensated executive officers who were serving as such at the end of 2000 and whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 2000; and (3) one individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of 2000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                                            Long-Term
                                                                                                       Compensation Awards
                                                                                                       --------------------
                                                                   Annual Compensation(1)                   Securities
                                                        ---------------------------------------------  --------------------
                                             Twelve                                                         Underlying
                                             Months                                    Other Annual    --------------------
Name and Principal Position(s)               Ended      Salary ($)     Bonus ($)     Compensation ($)      Options (#)
------------------------------            ------------  ----------  ---------------  ----------------  --------------------
Sheldon S. Ohringer(2) .................    12/31/2000    105,000    10,415,000 (3)    1,426,784 (4)                --
 President and Chief Executive              12/31/1999    202,518       100,000 (5)    1,000,000 (4)                --
 Officer                                    12/31/1998     50,006            --        2,000,000 (4)         2,805,000

Donald L. Sturm(6)......................    12/31/2000         --            --               --                    --
 President and Chief Executive              12/31/1999         --            --               --                    --
 Officer                                    12/31/1998         --            --               --                    --

J. Thomas McGrath(7)....................    12/31/2000     46,761       250,000 (8)           --             1,000,000
 President and Chief Executive              12/31/1999         --            --               --                    --
 Officer                                    12/31/1998         --            --               --                    --

                                                                                                           Long-Term
                                                                                                       Compensation Awards
                                                                                                       --------------------
                                                                   Annual Compensation(1)                   Securities
                                                        ---------------------------------------------  --------------------
                                             Twelve                                                         Underlying
                                             Months                                    Other Annual    --------------------
Name and Principal Position(s)               Ended      Salary ($)     Bonus ($)     Compensation ($)      Options (#)
------------------------------            ------------  ----------  ---------------  ----------------  --------------------
David J. Gandini(9) ....................    12/31/2000    193,479        66,772 (10)     200,000 (11)           50,000
 Executive Vice President                   12/31/1999    185,000        27,273 (10)     100,000 (11)           10,000
                                            12/31/1998     15,417            --               --               500,000

Jeffrey L. Dykes(12) ...................    12/31/2000    167,333        50,338 (10)          --                10,000
 Senior Vice President, General             12/31/1999    159,487        20,201 (10)      30,000               160,000
 Counsel and Secretary                      12/31/1998         --            --               --                    --

Douglas L. Kramer(13) ..................    12/31/2000    141,188        45,922 (10)          --                25,000
 Senior Vice President                      12/31/1999    135,000        16,823 (10)      30,000                10,000
                                            12/31/1998      9,259            --               --               125,000

Scott M. Chase(14)......................    12/31/2000    130,729        41,726 (10)          --                15,000
 Executive Vice President                   12/31/1999    125,000        18,100 (10)          --                35,000
                                            12/31/1998     26,042            --           20,000               100,000

Marion K. Jenkins(15)...................    12/31/2000    106,849        54,654 (10)      46,465                60,000
 Executive Vice President of Web            12/31/1999    160,000        26,051 (10)          --                40,000
 Technologies and Chief Technology          12/31/1998     23,077            --               --               250,000
 Officer

------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of total annual salary and bonus for the Named Executive Officers for such year.
(2) Mr. Ohringer was Verado's Chief Executive Officer from October 1, 1998 through July 3, 2000.
(3) Pursuant to the terms of Mr. Ohringer's employment agreement, Mr. Ohringer was entitled to receive a bonus upon the closing of our initial public offering ("IPO"), as follows: a $1.0 million cash bonus in March 2000, which was triggered because the IPO yielded gross proceeds of at least $20.0 million and a price of at least $10.00 per share prior to April 1, 2000; and an additional $8.4 million cash bonus on July 10, 2000, which was triggered because the IPO yielded a price of at least $12.50 per share prior to April 1, 2000.
(4) Pursuant to the terms of Mr. Ohringer's employment agreement Mr. Ohringer was entitled to a cash payment of $4.0 million for certain benefits that he would have been eligible to receive from his former employer. The cash payment of $4.0 million was payable in three separate installments, the first installment in the amount of $2.0 million was paid to Mr. Ohringer on October 1, 1998 and the second installment of $1.0 million was paid to Mr. Ohringer on October 1, 1999. The last installment was paid on July 10, 2000 pursuant to Mr. Ohringer's Separation and Settlement agreement. In addition, pursuant to Mr. Ohringer's Separation and Settlement agreement, Mr. Ohringer was paid an additional $426,784.
(5) Pursuant to the terms of Mr. Ohringer's employment agreement, Mr. Ohringer was entitled to receive a bonus up to 50% of his base pay on each of his employment anniversary dates. As a result, Mr. Ohringer was paid a bonus on October 1, 1999.
(6) Mr. Sturm was Verado's Chief Executive Officer from July 3, 2000 through November 6, 2000.
(7)  Mr. McGrath became Verado's Chief Executive Officer on November 6, 2000.
(8) Pursuant to the terms of Mr. McGrath's employment agreement Mr. McGrath is entitled to a cash payment of $250,000 for certain benefits that he would have been eligible to receive from his former employer. That payment was made on November 12, 2000.
(9)  Mr. Gandini became a Verado employee on December 1, 1998.
(10) Payment represents cash bonus pursuant to the Company's Quarterly Bonus Program.
(11) Pursuant to the terms of Mr. Gandini's employment agreement, Mr. Gandini is entitled to a cash payment of $500,000 for certain benefits he would have been eligible to receive from his former employer. The $500,000 cash payment is payable in three installments on each of January 1, 1999, 2000 and 2001. The first installment of $100,000 was paid on January 1, 1999, the second installment of $200,000 was paid on January 1, 2000 and the final $200,000 was paid on January 1, 2001.

(12) Mr. Dykes became a Verado employee on January 4, 1999.
(13) Mr. Kramer was a Verado employee from December 7, 1998 through February 2, 2001.
(14) Mr. Chase became a Verado employee on October 1, 1998.
(15) Dr. Jenkins was a Verado employee from November 9, 1998 through August 4, 2000.

Option Grants During 2000

     The following table sets forth certain information with respect to options to purchase Series B Common Stock granted during the twelve-month period ended December 31, 2000 to certain of our executive officers.




                                                                                             Potential Realizable
                                                 % of Total                                    Value at Assumed
                                 Number of         Options                                      Annual Rates of
                                Securities         Granted       Exercise                         Stock Price
                                Underlying      to Employees      Price                           Appreciation
                              Options Granted  in Fiscal Year   per  Share   Expiration      --------------------
            Name                    (#)             (%)           ($/SH)        Date            5%         10%
            ----              ---------------  --------------   ----------   ----------      --------    --------
Sheldon S. Ohringer........            --            --              --             --             --          --
Donald L. Sturm............            --            --              --             --             --          --
J. Thomas McGrath..........     1,000,000          17.0 %        $ 1.31        11/6/07        $65,500     $131,00
David J. Gandini...........        50,000           .85            2.00       10/20/07          5,000      10,000
Jeffrey L. Dykes...........        10,000           .17            2.62        9/11/07          1,310       2,620
Douglas L. Kramer..........        25,000           .42            2.62         5/3/01          3,275       6,550
Scott M. Chase.............        15,000           .25            2.62        9/11/07          1,965       3,930
Marion K. Jenkins..........        60,000          1.01           10.75       12/09/00         32,250      64,500

     Options were granted at an exercise price equal to or greater than the fair market value of our Series B Common Stock.


     The 5% and 10% assumed annual rates of compounded stock price appreciation shown above are mandated by rules of the SEC. These values do not take into account amounts required to be paid as income taxes and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting, and do not reflect our estimate of future stock price growth, if any, of the shares of Series B Common Stock.

Aggregated Option Exercises During 2000 and Fiscal Year-End Option Values

     The following table sets forth certain information with respect to the exercise of options to purchase Series B Common Stock during the twelve-month period ended December 31, 2000, and the unexercised options held and the value thereof at that date, for each of the named executive officers.

                                                                   Number of Securities
                                                                  Underlying Unexercised        Value of Unexercised In-
                                                                  Options at Fiscal Year       the-Money Options at Fiscal
                                  Shares                                  End(#)                       Year End($)
                                 Acquired         Value         ---------------------------    ---------------------------
            Name              on Exercise (#)   Realized ($)    Exercisable   Unexercisable    Exercisable   Unexercisable
            ----              ---------------   ------------    -----------   -------------    -----------   -------------
Sheldon S. Ohringer........       100,000       $ 400,000(1)     2,705,000              0            *              *
Donald L. Sturm............            --              --                                            *              *
J. Thomas McGrath..........            --              --                0      1,000,000            *              *
David J. Gandini...........            --              --          252,000        307,500            *              *
Jeffrey L. Dykes...........            --              --           40,000        130,000            *              *
Douglas L. Kramer..........            --              --           65,000         95,000            *              *
Scott M. Chase.............            --              --           75,000         75,000            *              *
Marion K. Jenkins..........            --              --               --             --            *              *

* The fair market value of the Company's Series B Common Stock at the end of 2000, as determined by the closing price of the stock on the Nasdaq National Market on December 29, 2000 (the last trading day of 2000) was $0.6562. No options were in-the-money on that date.

(1) This value was calculated by multiplying the difference between the fair market value on the date of exercise and the exercise price by the number of shares acquired on exercise.

(2) Mr. Jenkins was not employed by the Company at the end of 2000.

Employment Agreements

     We have employment agreements with J. Thomas McGrath, David J. Gandini, Jeffrey L. Dykes, and Scott M. Chase, among others who are not Named Executive Officers. As of December 31, 2000, we had an employment agreement with Douglas
L. Kramer, a Named Executive Officer. Mr. Kramer's employment with the Company terminated on February 2, 2001.

     J. Thomas McGrath. We entered into an employment agreement on October 20, 2000 with Mr. McGrath pursuant to which he agreed to join Verado as our President and Chief Executive Officer effective November 6, 2000. This employment agreement has a two year term ending on November 6, 2002 and thereafter will automatically renew for one year periods, unless terminated earlier by either party. The agreement provides for an initial annual base salary of $300,000 and an annual cash bonus opportunity of 100% of Mr. McGrath's base salary. Pursuant to the Company's current bonus plan, Mr. McGrath's bonus opportunity can exceed 100% of his base salary if Mr. McGrath's personal performance and the Company's performance exceed their targeted performance.
The Company granted to Mr. McGrath options to purchase 1,000,000 shares of the Company's Series B Common Stock at a strike price of $1.3125. Of this option grant, 400,000 options will vest on November 6, 2002 and 300,000 options will vest on each of November 6, 2003 and 2004, respectively. To compensate Mr. McGrath for certain benefits that he would have received from his previous employer, we paid him a cash payment of $250,000 on November 12, 2000.

Other Employment Agreements

     David J. Gandini. On November 30, 1998, we entered into a three-year employment agreement with David J. Gandini, our Executive Vice President. Mr. Gandini currently receives a base salary of $210,000 and a the opportunity to receive a discretionary bonus of up to 50% of his base salary. Pursuant to the terms of Mr. Gandini's employment agreement, he was entitled to a cash payment of $500,000 for certain benefits he would have been eligible to receive from his former employer. The $500,000 cash payment was payable in three installments. The first installment of $100,000 was paid on January 1, 1999, the second installment of $200,000 was paid on January 1, 2000 and the final $200,000 was paid on January 1, 2001. Mr. Gandini was granted an option to purchase 500,000 shares of Series B Common Stock, vesting as to one quarter of the shares on each of the first, second, third and fourth anniversaries of the agreement. The exercise price of the option is $6.00 per share with respect to the first installment, $6.50 for the second installment, $7.00 for the third installment and $7.50 for the fourth installment. Effective October 20, 2000, Mr. Gandini's employment agreement was amended as follows: 1) the term of the agreement was extended to January 1, 2002; 2) Mr. Gandini's bonus percentage was increased to 50%; 3) Mr. Gandini received an additional grant of options to purchase 50,000 shares of the Company's Series B Common Stock; and 4) Mr. Gandini's options vest immediately upon a change of control of the company or upon termination by us without cause or by Mr. Gandini for good reason. The strike price of the additional options is $2.00; 40% of the options will vest on August 1, 2001 and 30% of the options will vest on each of August 1, 2002 and August 1, 2003. On February 15, 2001 the Compensation Committee granted Mr. Gandini options to purchase an additional 50,000 shares of the Company's Series B Common Stock; these options vest monthly in equal installments over four years.

     Scott M. Chase. On October 1, 1998, we entered into a two-year employment agreement with Scott M. Chase, our Executive Vice President. The agreement was amended effective September 11, 2000 and will expire on August 31, 2001. Mr. Chase currently receives a base salary of $150,000 and the opportunity to receive a discretionary bonus of up to 50% of his base salary. Pursuant to the terms of Mr. Chase's employment agreement, he was entitled to a cash payment of $20,000 for certain benefits he would have been eligible to receive from his former employer. Mr. Chase was granted an option to purchase 100,000 shares of Series B Common Stock, vesting as to one quarter of the shares on each of the first, second, third and fourth anniversaries of the agreement. The exercise price of the options is $4.50; 40% of the options will vest on August 1, 2001 and 30% of the options will vest on each of August 1, 2002 and August 1, 2003. Pursuant to the September 2000 amendment, Mr. Chase was granted options to purchase an additional 15,000 shares of Series B Common Stock. All of Mr. Chase's options vest immediately upon a change of control of the company and, in addition, the options granted in September 2000 will vest upon termination by us without cause or by Mr. Chase for good reason. On February 15, 2001 the Compensation Committee granted Mr. Chase options to purchase an additional 50,000 shares of the Company's Series B Common Stock; these options vest monthly in equal installments over four years.

     Jeffrey L. Dykes. On January 4, 1999, we entered into a two-year employment agreement with Jeffrey L. Dykes, our General Counsel and Secretary. Mr. Dykes currently receives a base salary of $181,500 and a the opportunity to receive a discretionary bonus of up to 50% of his base salary. Pursuant to the terms of Mr. Dykes' employment agreement, he was entitled to a cash payment of $30,000 for certain benefits he would have been eligible to receive from his former employer. Mr. Dykes was granted an option to purchase 150,000 shares of Series B Common Stock, vesting as to one quarter of the shares on each of the first, second, third and fourth anniversaries of the agreement. The exercise price of the option is $6.00
                                       13
per share with respect to the first installment, $6.50 for the second installment, $7.00 for the third installment and $7.50 for the fourth installment. Mr. Dykes' options vest immediately upon a change of control of the company or upon termination by us without cause or by Mr. Dykes for good reason. Effective September 11, 2000, Mr. Dykes' employment agreement was amended as follows: 1) the term of the agreement was extended to August 31, 2001; 2) Mr. Dykes' bonus percentage was increased to 50%; and 3) Mr. Dykes received an additional grant of options to purchase 10,000 shares of the Company's Series B Common Stock. The strike price of the additional options is $2.6250; 40% of the options will vest on August 1, 2001 and 30% of the options will vest on each of August 1, 2002 and August 1, 2003. On February 15, 2001 the Compensation Committee granted Mr. Dykes options to purchase an additional 50,000 shares of the Company's Series B Common Stock; these options vest monthly in equal installments over four years.

     Douglas L. Kramer. On December 7, 1998, we entered into a two-year employment agreement with Douglas L. Kramer, who was hired as our Senior Vice President and Chief Technical Officer. The agreement provided for a base salary of $141,750 and a discretionary bonus of up to 35% of the base salary. Pursuant to the terms of Mr. Kramer's employment agreement, he was entitled to a cash payment of $30,000 for certain benefits he would have been eligible to receive from his former employer. He was also granted options to purchase 100,000 shares of Series B Common Stock, vesting as to one quarter of the shares on each of the first, second, third and fourth anniversaries of the agreement. The exercise price of the option is $6.00 per share with respect to the first installment, $6.50 for the second installment, $7.00 for the third installment and $7.50 for the fourth installment. Mr. Kramer's options were to vest immediately upon a change of control of the company. Mr. Kramer's amended employment with the Company terminated on February 2, 2001, and he was paid his salary through August 31, 2001.

                      REPORT OF THE COMPENSATION COMMITTEE

                             Executive Compensation

General

     The purpose of the compensation policy of Verado Holdings, Inc., a Delaware corporation, is to attract, retain and motivate Verado's executive officers ("Executive Officers") over the long term. Since 1997, executive compensation has been reviewed by the Compensation Committee of the Board of Directors of Verado (the "Compensation Committee"). The primary components of Verado's executive compensation program are base salary and bonuses and long-term incentive compensation in the form of stock options offered under Verado's incentive plans. The Compensation Committee held ten meetings in 2000.

Base Salaries and Bonuses

     Annual base salaries paid to Executive Officers have historically been at levels consistent with those paid to executive officers with comparable experience and responsibilities in the telecommunications industry or other similarly sized companies. Although the Executive Officers and Verado are parties to employment agreements, which set a base level of salary, the Compensation Committee reviews all adjustments to annual base salaries paid to the Executive Officers. Compensation adjustments are determined based on recommendations from Verado's President and Chief Executive Officer, J. Thomas McGrath. Factors considered by Mr. McGrath in making his recommendation to the Compensation Committee are typically based on his perception of the individual's performance, success in achieving company and personal goals, and planned changes in responsibilities. An individual's extraordinary efforts resulting in tangible increases in corporate, division or department success are also considered by Mr. McGrath in recommending increases in base salary and annual bonuses.

Incentive Compensation

     Stock option grants under Verado's incentive plans are designed to provide an additional incentive to attract and retain executive officers. In addition, stock options provide an incentive to the Executive Officers to increase shareholder value on a long-term and sustained basis. Management believes that the Executive Officers, who are in a position to contribute to the long-term success of Verado and to build incremental shareholder value, should have a stake in Verado's future success. This focuses attention on managing Verado as an owner with an equity position in Verado's business and seeks to align the Executive Officers' interests with the long-term interests of Verado's stockholders. Stock options represent an important part of Verado's compensation program for the Executive Officers, and, similar to other growing technology companies, represents a significant component of overall compensation.

Compensation of Chief Executive Officer

     As set forth in a two-year employment agreement entered into by Mr. McGrath and Verado, his base salary was established October 20, 2000 at $300,000 per year, effective November 6, 2000, the day he became Verado's President and Chief Executive Officer. Mr. McGrath's base salary is subject to annual reviews commencing November 2001 and each year thereafter.

     The Compensation Committee reviews Mr. McGrath's performance at least once annually during each year of the employment period and, based on Mr. McGrath's performance, recommends whether Verado should award Mr. McGrath a cash bonus opportunity of 100% of Mr. McGrath's base salary. Pursuant to the Company's current bonus plan, Mr. McGrath's bonus opportunity can exceed 100% of his base salary if Mr. McGrath's personal performance and the Company's performance exceed their targeted performance. The amount of Mr. McGrath's bonus is determined in the reasonable discretion of the Compensation Committee and is dependent upon, among other things, the achievement of certain performance levels by Verado, including, without limitation, (i) the nature, magnitude and quality of the services performed by Mr. McGrath for Verado; (ii) the condition (financial and other) and results of operations of Verado; and (iii) the compensation paid for positions of comparable responsibility and authority within the telecommunications industry.

     Pursuant to the terms of Mr. McGrath's employment agreement, he received a cash payment of $250,000 for certain benefits that he would have been eligible to receive from his former employer. Mr. McGrath received options to purchase up to 1,000,000 shares of the Company's Series B Common Stock at a price of $1.3125 per share. Of this option grant, 400,000 options will vest on November 6, 2002 and 300,000 options will vest on each of November 6, 2003 and 2004, respectively.

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Verado specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,
The Compensation Committee of the Verado Holdings, Inc. Board of Directors

Melanie L. Sturm, Compensation Committee Chair
William S. Price, III, Compensation Committee Member


                         REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies Rule 4350(d)(2) of the Nasdaq Stock Market Marketplace Rules which governs audit committee composition. John C. Stiska and John G. Donoghue, members of the Audit Committee, are "independent directors," as that term is defined by Rule 4200(a)(14).

     James O. Spitzenberger, Chairman of the Audit Committee, is an affiliate of the Sturm Group and other Sturm Entities, and is thus not an "independent director," as that term is defined by Rule 4200(a)(14). Mr. Spitzenberger is not a current employee of the Company or an immediate family member of any such employee. Notwithstanding his relationship with the Sturm Entities, due to Mr. Spitzenberger's former status as a certified public accountant, his ongoing involvement with the Company's Audit Committee, and his understanding of the Company's financial and capital structure, the Board, at a Meeting held on February 23, 2001, made the determination that it is in the best interest of the Company and its stockholders that Mr. Spitzenberger remain a member of the Audit Committee.

     The audit committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Board has adopted a written Charter of the Audit Committee, a copy of which is attached as a Exhibit A hereto. At a meeting held on March 22, 2001, the Committee reviewed and reassessed the adequacy of the Charter and found the Charter to be adequate.

     The committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter received from the independent auditors required by the Independence Standards Board Standard No. 1.

     The committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held six meetings during the fiscal year ended December 31, 2000.

     The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2000:

     Audit Fees
     ----------

     Fees billed through December 31, 2000 related to the fiscal year 2000 audit of the Company's financial statements and the review the financial statements included in the Forms 10-Q for 2000 amount to approximately $169,000.

     Financial Information Systems Design And Implementation Fees
     -------------------------------------------------------------

     PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000 and no fees therefor were billed.

     All Other Fees
     ---------------

     Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP in the fiscal year ended December 31, 2000 amount to approximately $1,024,451. These fees included approximately $300,000 in fees related to the Company's IPO and approximately $700,000 in fees for consulting work. The committee has considered whether, and determined that, the provision of services by the independent auditors described under this caption is compatible with maintaining the auditors' independence.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval at the Meeting covered by these proxy materials, the ratification of the Board's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

Respectfully submitted,
The Audit Committee of the Verado Holdings, Inc. Board of Directors


James O. Spitzenberger, Audit Committee Chairman
John C. Stiska, Audit Committee Member
John G. Donoghue, Audit Committee Member

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph presents a comparison of the cumulative stockholder return on the Company's Series B Common Stock commencing on October 8, 1998, the date on which the Company's Series B Common Stock was registered with the Securities and Exchange Commission, and ending December 31, 2000, with the Nasdaq Stock Market (US) Index and the Nasdaq Telecommunications Index. The returns shown assume that $100 was invested in the Company's Series B Common Stock, stocks comprising the Nasdaq Stock Market (U.S.) Index, the Nasdaq Telecommunications Index and stocks comprising the peer group on October 8, 1998. The returns shown also assume that all dividends paid, if any, during the period were reinvested. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past performance is no guarantee of future results. In addition, during the period October 8, 1998 through March 8, 2000 represented in this graph there was no public market for the Company's Series B Common Stock. The cumulative stockholder return of the Company's Series B Common Stock during that time is based on the Board of Directors' determination of the fair market value of a share of Series B Common Stock. There can be no assurance that shares of Series B Common Stock could have been traded at the fair market value determined by the Company's Board of Directors if a public market had existed for the Series B Common Stock.


                            CUMULATIVE TOTAL RETURN

                               10/8/98        12/98       12/99       12/00

VERADO HOLDINGS, INC.           100.00       100.00      125.00       10.94
NASDAQ STOCK MARKET (U.S)       100.00       155.57      289.10      173.81
NASDAQ TELECOMMUNICATIONS       100.00       163.99      292.59      124.66

                              CERTAIN TRANSACTIONS

Management Services Agreements

     Verado entered into separate management consulting services agreements with each of Enron and Corporate Managers, LLC, a Colorado limited liability company which is an affiliate of the Sturm Entities. Pursuant to this agreement, Enron and Corporate Managers were to provide management services to Verado for three years following the closing of the 1997 equity investment in exchange for an annual management fee. The management services agreement with Enron terminated upon its sale of Series A and Series B Common Stock to Texas Pacific Group. The management services agreement with Corporate Managers expired in December 2000. In 2000 pursuant to the management services agreements we paid Enron $100,000 and Corporate Managers $500,000.

Sturm Equity Investment Agreement

     On December 2, 1999, in order to secure additional financing that was expected to become necessary during the first quarter of 2000, we entered into a 1999 Equity Investment agreement with Colorado Spectra 4, LLC ("Spectra 4"), which is an affiliate of Donald L. Sturm, Chairman of the Board. This 1999 Equity Investment agreement allowed us to require Spectra 4 to purchase up to $50.0 million of our Series B Common Stock at a price of $7.50 per share. In return for this agreement Spectra 4 received our agreement to pay a $5.0 million commitment fee upon the first issuance of shares under the agreement. In addition, the agreement also provided that if at any time the value of the cash, cash equivalents and marketable securities we held fell below $20.0 million, we would be deemed to have automatically exercised $25.0 million of this commitment. On February 7, 2000 we gave notice that this condition had been met and on February 10, 2000 we sold 3,333,333 shares of Series B Common Stock to Spectra 4 under the automatic trigger provision of the agreement for $25.0 million and paid Spectra 4 the $5.0 million commitment fee. This agreement expired upon the closing of our IPO.

Transfer of Securities by Enron to Texas Pacific Group and Additional Sale of Common Stock

     On March 3, 2000, Enron transferred 8,236,083 shares of common stock and warrants to purchase an additional 5,236,083 shares of our common stock to affiliates of Texas Pacific Group. A portion of the warrants transferred were not exercisable until the occurrence of certain contingencies.

     In March 2000, the Company sold $50.0 million of its Series B Common Stock to TPG FirstWorld I LLC, an affiliate of the entities which purchased the securities previously held by Enron and its affiliates. This transaction closed simultaneously with the closing of our IPO. The Series B Common Stock sold in this transaction was priced at $15.81 per share, which is equal to the price paid by the public in our IPO minus the underwriters' discount.

Other Transactions with Affiliates of Donald L. Sturm

     During the year ended December 31, 2000, the Company earned revenue of approximately $69,000 from colocation customers affiliated with Donald L. Sturm.

Indemnity Agreements

     The Company has entered into indemnity agreements with certain officers, directors and employees which provide, among other things, that the Company will indemnify such officer, director or employee, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Certificate of Incorporation, as amended, and its Bylaws.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of in excess of ten percent of any such class are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms
they file.   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: (1) the initial statement of beneficial ownership on Form 3 filed to report Mr. Donoghue's appointment as a member of the Board of Directors of the Company was inadvertently filed two days late; (2) because information was previously disclosed on Forms 3, the annual statements of beneficial ownership of securities on Forms 5 filed to report the acquisition upon becoming Section 16 reporting persons by each of Messrs. Donoghue, McGrath and Butler of options to purchase shares of our Series B common stock were inadvertently filed late; (3) a statement of changes in beneficial ownership on Form 4 filed to report shares of Series B Common Stock beneficially owned by Mr. Sturm and acquired by Colorado Spectra 4 in February 2000 was inadvertently filed late.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 will be mailed to stockholders of record on or about April 27, 2001. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

     If any person who was a beneficial owner of Series A Common Stock or Series B Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company's Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to Verado Holdings, Inc., 8390 East Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111, Attention:
Secretary.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Jeffrey L. Dykes
-----------------------
Jeffrey L. Dykes
Secretary

April 27, 2001

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                                                                       Exhibit A

                     Revised Charter of the Audit Committee
                          of the Board of Directors of
                             Verado Holdings, Inc.

1. The Audit Committee is appointed by the Board to assist the Board in monitoring:

     1.1.  the integrity of the financial statements of the Company;

     1.2. the compliance by the Company with legal and regulatory requirements; and

     1.3. the independence and performance of the Company's internal and external auditors.

2. The Audit Committee shall be composed of at least three members of the Board of Directors. The members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers. The members of the Audit Committee shall be appointed by the Board. The Board may, under exceptional and limited circumstances, appoint a director to the audit committee who does not meet the independence requirements of the NASD rules. In doing so, the Board must determine that membership on the committee by such an individual is required by the best interests of the corporation and its shareholders. The Board also acknowledges its duty to disclose, in the next annual proxy statement subsequent to such determination, the nature of such member's relationship and the reasons for such determination.

3. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

4.   The Audit Committee shall make regular reports to the Board.

5. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after such meeting.

6.   The Audit Committee shall have the responsibility to:

     6.1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the board for approval.

     6.2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the company's financial statements.

     6.3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements.

     6.4. Review with management and the independent auditor the company's quarterly financial statements prior to the release of quarterly earnings.

     6.5. Meet periodically with management to review the company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6.6. Review major changes to the company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     6.7. Recommend to the board the appointment of the independent auditor, which firm is ultimately accountable to the audit committee and the board.

     6.8.  Approve the fees to be paid to the independent auditor.

     6.9. Receive from the Company's outside auditors a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1. The Audit Committee shall also have the responsibility for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor or recommending that the full board take appropriate action to oversee the independence of the outside auditor.

     6.10. Evaluate together with the board the performance of the independent auditor and, if so determined by the audit committee, recommend that the board replace the independent auditor.

     6.11. Review the appointment and replacement of the senior internal auditing executive.

     6.12. Review the significant reports to management prepared by the internal auditing department and management's responses.

     6.13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     6.14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     6.15. Obtain reports from management, the company's senior internal auditing executive and the independent auditor that the company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the company's code of conduct.

     6.16. Discuss with the independent auditor the matters required to be discussed by statement on Auditing Standards No. 61 relating to the conduct of the audit.

     6.17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the company's response to that letter. Such review should include:

            6.17.1. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

            6.17.2. Any changes required in the planned scope of the internal audit.

            6.17.3. The internal audit department responsibilities, budget and staffing.

     6.18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     6.19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's policies and procedures.

     6.20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     6.21. Meet at least annually with the chief financial officer, or a person discharging similar duties; the senior internal auditing executive; and the independent auditor in separate executive sessions.

7. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies and procedures.

Respectfully submitted,


/s/ James C. Lanik
--------------------
James C. Lanik,
Asst. Secretary

                             VERADO HOLDINGS, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 1, 2001
                                   8:00 A.M.

                          WYNDHAM DENVER TECH CENTER
                            7675 East Union Avenue
                            Denver, Colorado 80237



-------------------------------------------------------------------------------


Verado Holdings, Inc.                                                     Proxy
-------------------------------------------------------------------------------


          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints J. Thomas McGrath and Jeffrey L. Dykes, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all shares of Series A Common Stock of Verado Holdings, Inc. which the undersigned is entitled to vote, as specified on the reverse, at the Annual Meeting of Stockholders of Verado Holdings, Inc. to be held at 8:00 a.m. (MDT) on Friday, June 1, 2001 at the Wyndham Denver Tech Center, 7675 East Union Avenue, Denver, Colorado 80237 and at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein by undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the appointment of PricewaterhouseCoopers LLP as Verado's independent accountants.


                     See reverse for voting instructions.

There are three ways to vote your Proxy                      ------------------
                                                             COMPANY #
Your telephone or Internet vote Authorizes the               CONTROL #
named Proxies to vote your shares in the same                ------------------
manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326

 .  Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week, until 12 p.m.(ET) on May 31, 2001.
 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number which are located above.
 .  Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/vrdo/

 .  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12
   p.m.(ET) on May 31, 2001.
 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

 . Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Verado Holdings, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164.



    If you vote by Phone or by Internet, please do not mail your Proxy Card

              [down arrow]    Please detach here    [down arrow]
-------------------------------------------------------------------------------


          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:
   Directors to be elected by the holders of Series A common stock and Series B common stock, voting together as a class:

        01 Donald L. Sturm              05 William S. Price
        02 J. Thomas McGrath            06 John G. Donoghue
        03 James O. Spitzenberger       07 Kevin C. McTavish
        04 Melanie L. Sturm

(Instructions: To withhold authority    [_] Vote FOR          [_] Vote WITHHELD
to vote for any indicated nominee,          all nominees          from all
write the number(s) of the nominee(s)       (except as marked)    nominees
in the box provided to the right.)      _______________________________________
                                        _______________________________________

2. Approval of PricewaterhouseCoopers LLP as Verado's independent accountants.

        [_] For          [_] Against          [_] Abstain

Note: The proxies of the undersigned may vote according to their discretion on any other matter that may properly be brought before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [_]  Indicate changes below:      Date________________
                                        _______________________________________

                                        _______________________________________

                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name or corporation and title of authorized officer signing the Proxy.

                             VERADO HOLDINGS, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 1, 2001
                                   8:00 A.M.

                          WYNDHAM DENVER TECH CENTER
                            7675 East Union Avenue
                            Denver, Colorado 80237



-------------------------------------------------------------------------------


Verado Holdings, Inc.                                                     Proxy
-------------------------------------------------------------------------------


          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints J. Thomas McGrath and Jeffrey L. Dykes, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all shares of Series B Common Stock, of Verado Holdings, Inc. which the undersigned is entitled to vote, as specified on the reverse, at the Annual Meeting of Stockholders of Verado Holdings, Inc. to be held at 8:00 a.m. (MDT) on Friday, June 1, 2001 at the Wyndham Denver Tech Center, 7675 East Union Avenue, Denver, Colorado 80237 and at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein by undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the appointment of PricewaterhouseCoopers LLP as Verado's independent accountants.


                     See reverse for voting instructions.

There are three ways to vote your Proxy                      ------------------
                                                             COMPANY #
Your telephone or Internet vote Authorizes the               CONTROL #
named Proxies to vote your shares in the same                ------------------
manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326

 .  Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week, until 12 p.m. (ET) on May 31, 2001.
 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number which are located above.
 .  Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/vrdo/

 .  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12
   p.m. (ET) on May 31, 2001.
 .  You will be prompted to enter your 3-digit Company Number and your 7-digit
   Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

 . Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Verado Holdings, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164.



   If you vote by Phone or by Internet, please do not mail your Proxy Card

              [down arrow]    Please detach here    [down arrow]
-------------------------------------------------------------------------------


          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:
   Directors to be elected by the holders of Series A common stock and Series B common stock, voting together as a class:

        01 Donald L. Sturm              05 William S. Price
        02 J. Thomas McGrath            06 John G. Donoghue
        03 James O. Spitzenberger       07 Kevin C. McTavish
        04 Melanie L. Sturm

   Directors to be elected by the holders of Series B common stock:

        08 John C. Stiska

(Instructions: To withhold authority    [_] Vote FOR          [_] Vote WITHHELD
to vote for any indicated nominee,          all nominees          from all
write the number(s) of the nominee(s)       (except as marked)    nominees
in the box provided to the right.)      _______________________________________
                                        _______________________________________

2. Approval of PricewaterhouseCoopers LLP as Verado's independent accountants.

        [_] For          [_] Against          [_] Abstain

Note: The proxies of the undersigned may vote according to their discretion on any other matter that may properly be brought before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [_]  Indicate changes below:      Date__________, 2001
                                        _______________________________________

                                        _______________________________________

                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name or corporation and title of authorized officer signing the Proxy.